Exhibit 10.1

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 29, 2023, by and between (i) Westrock Coffee Company, a Delaware corporation (the “Company”), and (ii) HF Direct Investments Pool, LLC, a Tennessee limited liability company (“Subscriber”).

RECITALS

WHEREAS, Subscriber desires to subscribe for and purchase from the Company 5,000,000 (five million) shares (the “Subscribed Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Shares”) for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price of $50,000,000 (fifty million dollars) (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company (the offering contemplated by this Agreement, the “Offering”);

WHEREAS, Subscriber currently holds 8,008,000 Common Shares;

WHEREAS, each of (i) Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P. (collectively, the “WCC Parties”), (ii) BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC (collectively, the “BBH Parties”), (iii) Riverview Sponsor Partners, LLC (the “SPAC Sponsor”) and (iv) the Company are parties to that certain Investor Rights Agreement, dated April 4, 2022 (the “Investor Rights Agreement”);

WHEREAS, substantially concurrently with the execution of this Agreement, each of the WCC Parties, BBH Parties, SPAC Sponsor, Subscriber and the Company are entering into an amendment and restatement of the Investor Rights Agreement (the “Amended and Restated Investor Rights Agreement”), to, among other things, add Subscriber as a party to the Investor Rights Agreement and provide certain board designation rights to Subscriber;

WHEREAS, the Amended and Restated Investor Rights Agreement shall be effective as of and conditional on the occurrence of the Closing and shall be automatically terminated if this Subscription Agreement is terminated; and

WHEREAS, the issuance of the Subscribed Shares hereunder is subject to the exercise by the BBH Parties of their pre-emptive rights (the “BBH Preemptive Rights”) under the Investor Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares(such transaction, the “Subscription”). In the event that the BBH Parties exercise the BBH Preemptive Rights, the aggregate number of Common Shares offered in the Offering shall be increased by the Company so as to permit the Subscriber to subscribe for and purchase the Subscribed Shares (after giving effect to the exercise of the BBH Preemptive Rights).

2.            Closing.

(a)            The consummation of the Subscription contemplated hereby (the “Closing”) shall take place on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions to Closing set forth in Sections 2(d), 2(e) and 2(f) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing). The date on which the Closing shall occur is referred to as the “Closing Date”.

(b)            At least three Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, and (ii) the wire instructions for delivery of the Purchase Price to the Company.

(c)            At the Closing:

i.	Subscriber shall deliver via wire transfer to the account specified in the Closing Notice, the Purchase Price in cash.

ii.	The Company shall deliver to Subscriber against the payment of the Purchase Price thereof (i) the Subscribed Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), registered in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a statement of the Company’s transfer agent (the “Transfer Agent”) confirming the issuance and delivery of the Subscribed Shares to Subscriber (or such nominee or custodian).

(d)            The Closing shall be subject to the satisfaction or valid waiver in writing by both the Company, on the one hand, and Subscriber, on the other, of the conditions that, on the Closing Date:

(i)	the waiting period (and any extension thereof) applicable to the Subscription under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) shall have expired or been terminated; and

(ii)	no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(e)            The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)	(x) the Subscriber Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date (other than any Subscriber Fundamental Representations expressly made as of an earlier date, which shall be true and correct in all material respects as of such date), and (y) all other representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct (without giving effect to the words “materially”, “material”, “Subscriber Material Adverse Effect” and similar qualifications) at and as of the Closing Date (other than any representations and warranties expressly made as of an earlier date, which shall be so true and correct at and as of such date) except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect (it being understood and agreed that consummation of the Closing shall constitute a reaffirmation by Subscriber of each representation and warranty of Subscriber contained in this Subscription Agreement as of the Closing Date to the materiality standards specified in this clause (i)); and

(ii)	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(f)            The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)	(x) the Company Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date (other than any Company Fundamental Representations expressly made as of an earlier date, which shall be true and correct in all material respects as of such date), and (y) all other representations and warranties of the Company contained in this Subscription Agreement shall be true and correct (without giving effect to the words “materially”, “material”, “Company Material Adverse Effect” and similar qualifications) at and as of the Closing Date (other than any representations and warranties expressly made as of an earlier date, which shall be true and correct at and as of such date) except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that consummation of the Closing shall constitute a reaffirmation by the Company of each representation and warranty of the Company contained in this Subscription Agreement as of the Closing Date to the materiality standards specified in this clause (i));

(ii)	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)	there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(g)            At least three Business Days prior to the Closing, Subscriber shall deliver all such information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3.            Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a)            The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect (as defined below).

(b)            The Subscribed Shares are or, as of the Closing Date, will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents (as in effect at the time of such issuance) or the laws of its jurisdiction of incorporation.

(c)            This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d)            Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e)            Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Exempt Offering of Securities on Form D with in the United States Securities and Exchange Commission (the “Commission”) under Regulation D of the Securities Act of 1933 as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, if applicable, (iii) those required by Nasdaq, (iv) the filing of notification under the HSR Act and the termination or expiration of the waiting period thereunder, (v) the filing of any periodic reports with the Commission, including current reports on Form 8-K in connection with the transactions contemplated hereby, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f)            A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, required to be filed by the Company with the Commission since its initial registration of the Common Shares under the under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Reports”) is available to Subscriber via the Commission’s EDGAR system. As of their respective dates, all SEC Reports complied in all material respects with the requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditors or accountants that is applicable to the Company or the Company’s auditor or accountants, nor shall any correction, amendment or restatement of the Company’s financial statements resulting from or relating to such result in a breach of any representation or warranty by the Company. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Shares under the Exchange Act.

(g)            The Company is in compliance with all applicable law, except where such non-compliance would not be reasonably likely to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)            Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(i)            As of the date hereof, the Common Shares have been registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “WEST”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Nasdaq or the Commission with respect to any intention by such entity to deregister the Common Shares or prohibit or terminate the listing of the Common Shares on the Nasdaq. The Company has taken no action that is designed to terminate the registration of the Common Shares under the Exchange Act.

(j)            Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(k)            Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act.

(l)            As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 300,000,000 Common Shares and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 24,000,000 shares are designated as Series A convertible preferred stock (“Series A Preferred Shares”). As of the date of this Subscription Agreement, (i) 75,627,920 Common Shares and 23,566,229 Series A Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 7,400,000 private placement warrants of the Company (the “Private Placement Warrants”) are issued and outstanding and 7,400,000 Common Shares are issuable in respect of such Private Placement Warrants, and (iii) 11,744,120 public warrants of the Company (the “Public Warrants”) are issued and outstanding and 11,744,120 Common Shares are issuable in respect of such Public Warrants. As of the date of this Subscription Agreement, each Private Placement Warrant and Public Warrant is exercisable for one Common Share at an exercise price of $11.50.

(m)            The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which any Subscriber could become liable.

(n)            The Company is not, and immediately after receipt of payment of the aggregate Purchase Price, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.            Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a)            Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b)            This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c)            The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect.

(d)            Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Exhibit A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Exhibit A following the signature page hereto).

(e)            Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act, and in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that it may not be able to readily resell, offer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least six months from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f)            Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its affiliates, control persons, officers, directors, employees, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

(g)            In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company in this Agreement. Subscriber acknowledges and agrees that Subscriber has received or had access to such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its business. Subscriber acknowledges that Subscriber has consulted with its own legal, accounting, financial, regulatory and tax advisors, to the extent Subscriber deemed appropriate to make an investment decision with respect to the Subscribed Shares. Subscriber represents and agrees that Subscriber and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges and agrees that the information provided to Subscriber was preliminary and subject to change, and that any changes to such information shall in no way impact Subscriber’s obligation to purchase the Subscribed Shares hereunder.

(h)            Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i)            Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the Company’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.

(j)            Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k)            Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l)            Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m)            Subscriber does not have, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.

(n)            No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.

(o)            If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Company or its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p)            At the Closing, Subscriber will have sufficient funds to pay its Purchase Price pursuant to Section 1 and consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement.

(q)            Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 4(q), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

(r)            No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on an arrangement made by the Subscriber or its affiliates for which the Company or its affiliates are or may be liable.

(s)            Subscriber acknowledges that the offering of the Subscribed Shares is subject to the BBH Pre-emptive Rights.

5.            Short Sale Restrictions. Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber shall not engage, directly or indirectly, in any Short Sales with respect to securities of the Company. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

6.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) mutual written agreement of the parties to terminate this Subscription Agreement, and (b) the date that is six (6) months from the date hereof if the Closing has not occurred by such date; provided that nothing herein will relieve any party hereto from liability for any willful and material breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

7.            Regulatory Efforts. As soon as reasonably practicable, and in any event within five (5) Business Days after the date hereof, the Company and Subscriber shall each file, or shall cause to be filed, with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms under the HSR Act relating to the Subscription. The Company and Subscriber shall use their respective reasonable best efforts to take, or cause to be taken, and to cause their respective affiliates, directors, executive officers and other representatives to take, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Subscription as soon as reasonably practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods (collectively, “Authorizations”) from governmental authorities and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such Authorization by or from, or to avoid an action or proceeding by, any governmental authority in connection with any applicable law; and (ii) executing and delivering any additional instruments necessary to consummate the Subscription.

8.            Director Appointment. Following the Closing and subject to the terms and conditions of the Amended and Restated Investor Rights Agreement, upon the request of the Subscriber, the Company shall take, as promptly as reasonably practicable, all necessary action to increase the size of Class II of the board of directors of the Company to four (4) directors and shall appoint an individual designated by Subscriber (the “Subscriber Designee”), and reasonably acceptable to the Company, to the resulting vacancy promptly upon such individual satisfying the Company’s policies and procedures for the appointment of new directors, provided that such individual must satisfy the requirements to be considered an “independent director” under the rules and regulations of Nasdaq and the Commission and the requirements for service applicable to directors of the Company.

9.            Transfer Restrictions. From and after the Closing, without the prior written consent of the Company, Subscriber shall not Transfer any Common Shares until 90 days after the Closing Date (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y). The restrictions on Transfer in this Section 9 shall not apply to Transfers by Subscriber to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, the Subscriber (a “Permitted Transfer”), provided that (x) any such Permitted Transfer shall not involve a disposition for value, (y) the transferee, shall execute a joinder to this Subscription Agreement evidencing such transferee’s agreement to be bound by and subject to the terms of this Section 9, and (z) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental entity or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act. If any Transfer is made or attempted contrary to the provisions of this Section 9, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the applicable Subscribed Shares as one of its equity holders for any purpose. During the Lock-Up Period, each certificate (if any) or book-entry evidencing any Subscribed Shares shall be stamped or otherwise imprinted or legended with a legend stating that such shares are subject to transfer restrictions under this Subscription Agreement.

10.            Certain Definitions.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are required or authorized by law to be closed.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3(a), 3(b), 3(c), 3(l), and 3(m).

“Company Material Adverse Effect” means any event, development or occurrence that, individually or in the aggregate with any other event, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Subscription; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse event, development or occurrence arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in which the Company and/or its subsidiaries operate, source supplies or sell products, or changes therein, including changes in interest rates in the United States or any other country in which the Company and/or its subsidiaries operate, source supplies or sell products and changes in exchange rates for the currencies of any countries in which the Company and its subsidiaries operate, source supplies or sell products, (iv) changes in any applicable laws or generally accepted accounting principles or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which the Company or its subsidiaries operate, source supplies or sell products, (vi) the execution or public announcement of this Subscription Agreement or the pendency or consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any failure by the Company and its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions or changes in the trading volume or price of the Common Shares (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country in which the Company and/or its subsidiaries operate, source supplies or sell products, or any escalation of the foregoing, or (ix) any action taken or omitted to be taken by or at the written request or with the written consent of Subscriber or that is required by this Subscription Agreement; provided, however, that (A) any event, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such event, development or occurrence has or has had a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its subsidiaries operate.

“knowledge of the Company” means the actual knowledge as of the date hereof, after due inquiry of direct reports, of the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer of the Company.

“Subscriber Fundamental Representations” means the representations and warranties of Subscriber set forth in Sections 4(a), 4(b), 4(c) and 4(r).

“Subscriber Material Adverse Effect” means any event, development or occurrence with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

11.            Miscellaneous.

(a)            All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for such Party as shall be specified by like notice):

If to the Company:

Westrock Coffee Company

4009 N. Rodney Parham Road, 3rd floor

Little Rock, AR 72212

Attn:             Chief Legal Officer

E-mail:          mckinneyb@westrockcoffee.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West, 52nd Street

New York, NY 10019

Attention:    Brandon C. Price

E-mail:          BCPrice@wlrk.com

If to Subscriber:

HF Direct Investments Pool, LLC

c/o HF Capital, LLC

510 Union Avenue

Knoxville, TN 37902

Attn:             Todd B. Skelton, General Counsel

E-mail:          TSkelton@hfcapital.com

With a copy (which shall not constitute notice) to:

Bass Berry & Sims PLC

100 Peabody Place, Suite 1300

Memphis, TN 38103-3672

Attention:    Richard Mattern

E-mail:          RMattern@bassberry.com

(b)            Following the expiration of the Lock-Up Period, if the Subscribed Shares are eligible to be sold pursuant to an effective registration statement or without restriction under Rule 144, then at Subscriber’s request, including in connection with any transfer by Subscriber to the account of a DTC participant with or without prior sale, the Company will cause the Transfer Agent to remove any remaining restrictive legend set forth on such Subscribed Shares. In connection therewith, if required by the Transfer Agent, the Company shall promptly cause an opinion of counsel in customary form to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Subscribed Shares without any such legend.

(c)            Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(d)            Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)            Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f)            Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the prior written consent of the Company, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(g)            All the agreements (other than Section 8 and Section 11(i)), representations and warranties made by each party hereto in this Subscription Agreement shall terminate at the Closing.

(h)            The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested; provided, that the Company agrees to keep any such information provided by Subscriber confidential. Subscriber acknowledges that the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(i)            Each of the Company and Subscriber hereto agrees that Subscriber’s identity, as well as the nature of Subscriber’s obligations hereunder, may be disclosed in public announcements and disclosures required by the Commission, including in any registration statements, proxy statements, consent solicitation statements and other Commission filings to be filed by the Company; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the Commission or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, the Company acknowledges and agrees that the it will not, and will cause its representatives not to publicly make reference to any Subscriber or any of its affiliates in connection with this Subscription Agreement, including in a press release or marketing materials of the Company or for any similar or related purpose (provided that the Company may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of any Subscriber.

(j)            This Subscription Agreement may not be amended, modified or waived or terminated (other than pursuant to the terms of Section 6 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(k)            This Subscription Agreement (together with that certain confidentiality letter agreement (the “NDA”), dated May 17, 2023, by and between the Company and HF Capital, LLC) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as otherwise provided in Section 11(l), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.

(l)            Except as otherwise provided herein and subject to compliance with Section 11(f), this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(m)            If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n)            This Subscription Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf, including DocuSign) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o)            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto acknowledge and agree that Subscriber shall be entitled to specifically enforce the Company’s obligations to deliver the Subscribed Shares and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 11(o) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(p)            No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(q)            This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r)            EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s)            The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 11(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

(t)            This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, sponsor, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(u)            For the avoidance of this doubt, this Agreement shall not amend or modify the NDA, which shall continue in full force and effect according to its terms.

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IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

WESTROCK COFFEE COMPANY

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Chief Financial Officer

HF Direct Investments Pool, LLC

By: HF CAPITAL, LLC Its: Managing Member

/s/ Andrew Seamons
Name:	Andrew Seamons
Title:	Chief Investment Officer